« Altisource Portfolio Solutions S.A. »
Société anonyme
Grand-Duché de Luxembourg
R.C.S. Luxembourg: B 72 391

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Chapter I. Form, Corporate Name, Registered Office, Object, Duration
Art. 1. Form, Corporate Name. There is established among the subscriber(s), and all those who may become owners of the shares of the company hereafter issued, a company in the form of a public limited liability company (société anonyme) (the "Company") which will be governed by the laws of the Grand-Duchy of Luxembourg, in particular the law of 10 August 1915 on commercial companies, as amended (the "Law"), Article 1832 of the Luxembourg Civil Code, as amended (the “Civil Code”), and by the present articles of incorporation (the "Articles").
The Company will exist under the name of "Altisource Portfolio Solutions S.A."
Art. 2. Registered Office. The Company has its registered office in the city of Luxembourg. The Board of Directors (as defined in Article 11) is authorized to change the address of the Company's registered office within the Grand-Duchy of Luxembourg and amend these Articles accordingly.
Branches or other offices may be established either in the Grand-Duchy of Luxembourg or abroad by resolution of the Board of Directors. If the Board of Directors determines that extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand-Duchy of Luxembourg. Such temporary measures will be taken and notified to any interested parties by one of the bodies or persons entrusted with the daily management of the Company.

Art. 3. Corporate Object. The object of the Company is the acquisition, the continuing management and the sale of participating interests, in any form whatsoever, in Luxembourg and in foreign undertakings, in particular in the areas of outsourcings, customer relationship management and technology services in the real estate, mortgage and consumer finance industries. The Company may also hold, manage and exploit intellectual property rights and render services to other group companies and third parties.
The Company may (i) invest in and acquire, dispose of, grant or retain, loans, bonds and other debt instruments, shares, warrants and other equity instruments or rights, including, but not limited to, shares of capital stock, limited partnership interests, limited liability company interests, notes, debentures, preferred stock, convertible securities and swaps, and any combination of the foregoing, in each case whether readily marketable or not, and obligations (including but not limited to synthetic securities obligations) in any type of company, entity or other legal person; (ii) engage in such other activities as the Company deems necessary, advisable, convenient, incidental to or not inconsistent with the foregoing; and (iii) grant pledges, guarantees and contracts of indemnity, of any kind, to Luxembourg or foreign entities in respect of its own or any other person's obligations and debts.
The Company may also acquire, hold, manage and sell any movable or immovable assets of any kind or form. In a general fashion the Company may carry out any commercial, industrial or financial operation which it may deem useful in the accomplishment and development of its object.
The Company may also provide any financial assistance to the undertakings in which the Company has a participating interest or which form a part of the group of companies to which the Company belongs, including, but not limited to, the granting of loans and the providing of guarantees or securities in any form. The Company may pledge, transfer, encumber or otherwise create security over some or all of its assets.
In addition, the Company may render on an occasional basis assistance in any form (including, but not limited to, advances, loans, credits, guarantees or grants of security) to third parties other than the group of companies to which the Company belongs, subject to the condition that such assistance falls within the Company's best interest and subject to the condition that such assistance would not trigger any license requirements on the part of the Company. The Company may participate in the creation, development, management and control of any companies or enterprises, either directly or indirectly, which have similar objects or whose objects are closely related to its own.
In a general fashion, the Company may carry out any commercial, industrial or financial operation and engage in such other activities as the Company deems necessary, advisable, convenient, incidental to, or not inconsistent with, the accomplishment and development of the foregoing.
Art. 4. Duration. The Company is formed for an unlimited duration.
Chapter II. Share Capital, Shares
Art. 5. Share Capital. The share capital of the Company is set at thirty million seven hundred eighty four thousand nine hundred and seven United States Dollars (USD 30,784,907.-), divided into thirty million seven hundred eighty four thousand nine hundred and seven (30,784,907) shares of the Company’s common stock with a par value of one United States Dollar (USD 1.-) each. As used in the present Articles, “Shares” means shares of the Company’s common stock with a par value of one United States Dollar (USD 1.-)
In addition to the share capital, share premium accounts into which any premium paid on any Share in addition to its par value may be transferred and capital contribution accounts (compte 115, “Apport en capitaux propres non rémunéré par des titres”) may be established. The Board of Directors is authorized to allocate all or part of the share premium accounts and capital contribution accounts paid in on the Shares issued by the Company to one or both of the following from time to time as it deems appropriate:

•	a distributable reserve to be used for distributions of any kind to be made by the Company;

•	a special reserve as foreseen by Articles 49-5, 49-8 and 72-1 of the Law.
Art. 6. Authorized Share Capital. The authorized share capital is set at one hundred million United States Dollars (USD 100,000,000.-), divided into one hundred million (100,000,000) Shares with a par value of one United States Dollar (USD 1.-) each.
The Board of Directors is authorized, during a period ending five (5) years after the date of publication of this delegation of authority or the renewal of such delegation in the electronic gazette RESA (Recueil Electronique des Sociétés et Associations) to:

•
Realize any increase of the issued share capital within the limits of the authorized share capital in one or several times, by the issuing of new Shares, grant of options, warrants or other similar instruments exercisable into Shares, rights to subscribe for

Shares against payment in cash or in kind; by conversion of claims; by the increase of the par value of existing Shares; or in any other manner to be decided by the Board of Directors up to an amount of one hundred million United States Dollars (USD 100,000,000.-).

•
Determine the terms and conditions of any increase of the issued share capital, including, but not limited to, the place and date of the issue or the successive issues, the issue price, the amount of new Shares to be issued, whether the new Shares are to be issued and subscribed, with or without an issue premium and the terms and conditions of the subscription of and paying up of the new Shares (in cash or in kind or by incorporation of available reserves or funds available on the capital contribution account (compte 115 "Apport en capitaux propres non rémunéré par des titres"), share premium account or retained earnings). If the consideration payable to the Company for newly issued Shares exceeds the par value of those Shares, the excess is to be treated as share premium in respect of the Shares in the books of the Company.

•
Limit or waive the preferential subscription right reserved to the then existing shareholder(s) in case of issue of Shares against payment in cash, by the issue of Shares up to an amount not to exceed the authorized share capital and by cancelling or limiting the existing shareholders’ preferential right to subscribe to such Shares in relation to the employee share option scheme program of the Company.

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Do all things necessary to amend Articles 5 and 6 of the Articles in order to record the change of the issued share capital following any increase pursuant to the present Article. The Board of Directors is empowered to take or authorize the actions required for the execution and publication of such amendment in accordance with the Law. Furthermore, the Board of Directors may delegate to any duly authorized Director (as defined in Article 11) or officer of the Company, to an appointed committee thereof or to any other duly authorized person, the duties of accepting subscriptions and receiving payment for Shares or doing all things necessary to amend Articles 5 and 6 of the present Articles in order to record the change of share capital following any increase pursuant to the present Article.

After each increase of the issued share capital according to the above, the present Articles shall be amended to reflect such increase without requiring further approval from the Company’s shareholders.

Art. 7. Shares. The Shares will take the form of registered shares. The shareholders shall not have the right to ask for the conversion of Shares into bearer shares.
A shareholders' register will be available for inspection by the Company’s shareholders at the Company’s registered office subject to the provisions of Article 39 of the Law and upon reasonable notice. Each shareholder shall have the right to consult the register during normal business hours in accordance with the provisions of the Law. Each shareholder will notify the Company of its address and any change thereto by registered letter. The Company will be entitled to rely on the last address thus communicated. Ownership of Shares will result from the recordings in said register.
Any person who is required to report ownership of Shares on Schedule 13D or 13G pursuant to Rule 13d-1 or changes in such ownership pursuant to Rule 13d-2, each as promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, must notify the Company's Board of Directors promptly following any reportable acquisition or disposition, and in no event later than the filing date of such Schedule 13D or 13G, of the proportion of Shares held by the relevant person as a result of the acquisition or disposal.
Any transfer of Shares shall be recorded in the share register in accordance with applicable law. The Board of Directors may delegate its powers with respect to the recording of such transfers in the share register.
Each Share is indivisible. In case of holding of a Share by more than one person, the Company has the right to suspend the rights attaching thereto (except for the information rights provided for by Article 73 of the Law) until one sole person has been designated as being the holder thereof towards the Company.
Where Shares are recorded in the register of shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depository of securities or any other depository (such systems, professionals or other depositories being referred to hereinafter as "Depositories" and each a "Depository") or of a sub-depository designated by one or more Depositories (the "Indirect Holders"), the Company, subject to its having received from the Depository with which those Shares are kept in account a certificate in proper form, will permit the Indirect Holders to exercise the rights attaching to those Shares, including admission to and voting at shareholders' meetings, and shall consider those persons to be the shareholders for the purposes of Article 9. The Board of Directors may determine the formal requirements with which such certificates must comply.
Notwithstanding the foregoing, the Company will make payments, by way of dividends or otherwise, in cash, Shares or other assets only into the hands of the Depository or sub-depository recorded in the share register of the Company or in accordance with their instructions, and that payment shall release the Company from any and all obligations for such payment.
Art. 8. Payment of Shares. Payments on Shares not fully paid up at the time of subscription may be made at the time and upon conditions which the Board of Directors shall from time to time determine subject to the Law. Any amount called up on Shares will be charged equally on all outstanding Shares which are not fully paid up.
Art. 9. Increase and Reduction of the Share Capital. The issued share capital and the authorized share capital of the Company may be increased or reduced once or several times by a resolution of the general meeting of shareholders voting with the quorum and majority rules set out under these Articles or, as the case may be, by the Law for any amendment of these Articles. Unless issued pursuant to a decision of the Board of Directors or any duly authorized representative thereof, further to the powers granted to the Board of Directors, under Articles 5 and 6, the new Shares to be subscribed for by contribution in cash will be offered in preference to the existing shareholders in proportion to the part of the share capital held by these shareholders. The Board of Directors shall determine the period within which the preferred subscription right may be exercised. This period may not be less than thirty (30) days.
Notwithstanding the above, the general meeting, voting with the quorum and majority rules required for any amendment of the Articles, may limit or withdraw the preferential subscription right or authorize the Board of Directors to do so in the case of an increase of share capital within the authorized share capital.
The preferred subscription right may also be waived individually by the shareholders, or by the general meeting, voting with the same conditions of quorum and majority as for amendments of the Articles and provided that the suppression of the preferred subscription right is specifically referred to in the shareholders’ notice to attend.
The preferred subscription right is not applicable when the share capital is increased by means of contributions in kind.
Art. 10. Acquisition or Redemption of Own Shares. The Company may acquire or redeem its own Shares in accordance with the provisions of the Law. It may hold the Shares so acquired or redeemed. As used in this Article 10, “Own Shares” means Shares acquired or redeemed and held by the Company.
The voting rights of Own Shares are suspended and are not taken into account in the determination of the quorum and majority for shareholders' meetings. The Board of Directors is authorized to suspend the dividend rights attached to Own Shares. In such case, the Board of Directors may freely decide on the distributable profits in accordance with Article 49-5 of the Law.
Chapter III. Directors, Board of Directors, Statutory Auditors
Art. 11. Board of Directors. The Company is managed by a board of directors (the "Board of Directors") composed of at least three (3) and of maximum seven (7) members (each a “Director”) who need not be shareholders.
The Director(s) shall be appointed by the general meeting of shareholders. The general meeting of shareholders will determine their number and the duration of their mandate for a term not exceeding six (6) years, and they will hold office until their successors are elected. Director(s) may be re-elected for successive terms, and may be removed at any time, with or without cause, by a resolution of the general meeting of shareholders.
If a corporate entity is appointed as Director, it shall designate a natural person as its permanent representative, who will represent the corporate entity as a member of the Board of Directors, in accordance with Article 5bis of the Law. In the event of a vacancy on the Board of Directors, if applicable, the remaining Director(s) may meet and may elect a director to fill such vacancy on a provisional basis until the next meeting of shareholders.
Art. 12. Meetings of the Board of Directors. The Board of Directors will appoint from among its members a chairman (the "Chairman"). It may also appoint a corporate secretary, who need not be a Director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of the shareholder(s) (the "Secretary"). If the Secretary is not a Director, such person shall observe the confidentiality provisions as set forth in Article 15 under the responsibility of the Board of Directors.
The Board of Directors will meet upon call by the Chairman. A meeting of the Board of Directors must be convened if any two Directors so require.
The Chairman will preside at all meetings of the Board of Directors and of the shareholders, except that in his or her absence the Board of Directors may appoint another

Director and the general meeting of shareholders may appoint any other person as chairman pro tempore by vote of the majority present or represented at such meeting.
Except in cases of urgency or with the prior consent of all those entitled to attend, at least twenty-four (24) hours written notice of board meetings shall be given. Any such notice shall specify the place, the date and time of the meeting as well as the agenda and the nature of the business to be transacted.
The notice may be waived by unanimous written consent given at the meeting by all Directors. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Board of Directors.
Meetings of the Board of Directors shall be held in the location indicated in the notice of meeting.
Any Director may act at any meeting of the Board of Directors by appointing in writing another Director as his or her proxy.
A quorum of the Board of Directors or any of its Committees (as defined in Article 16) shall mean the presence or the representation of at least fifty percent (50%) of the Directors or Committee members, as applicable, holding office (provided that the presence or the representation of at least two (2) members of the Board of Directors or Committee, as applicable, shall be required).
Decisions will be taken by a majority of the votes of the Directors present or represented at such meeting. In case of a voting tie, the Chairman shall have the deciding vote.
One or more Directors may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling several persons participating therein to simultaneously communicate with each other. Such meetings shall be considered equivalent to a meeting held at the registered office of the Company.
Where time is of the essence, a written decision passed by circular means and expressed by cable, facsimile or any other similar means of communication, signed by all the Directors, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors.
The Directors assume, pursuant to their mandate, no personal liability for any commitment validly made by them in the name of the Company.

Art. 13. Minutes of Meetings of the Board of Directors. The minutes of any meeting of the Board of Directors shall be signed by all Directors present and able to vote at the meeting. Any proxies will remain attached thereto.
Copies or extracts thereof shall be certified by the Secretary appointed by the Board of Directors.
Art. 14. General Powers of the Board of Directors. The Board of Directors is vested with the broadest powers to act on behalf of the Company and to perform or authorize all acts of an administrative or disposal nature that are necessary or useful for accomplishing the Company's object. All powers not expressly reserved by the Law or by these Articles to the general meeting of shareholders fall within the competence of the Board of Directors.
The Board of Directors may freely decide to reimburse any share premium account or any available reserves or funds available on the capital contribution account (compte 115, “Apport en capitaux propres non rémunéré par des titres”) of the Company to its shareholders, in accordance with the provisions of the Law.
Art. 15. Confidentiality. Even after the end of their term of office, the Directors shall not disclose information about the Company which could be detrimental to the Company's interests, except when disclosure is required by law, in accordance with and subject to the provisions of Article 66 of the Law.
Art. 16. Committees, Delegation of Powers. The Board of Directors may appoint committees, including, but not limited to, an Executive Committee, an Audit Committee, a Nomination and Governance Committee, a Compliance Committee and a Compensation Committee (each a “Committee” and collectively, the “Committees”). The Board of Directors will determine each such committee’s composition and purpose in accordance with applicable law, rules and regulations.
The Board of Directors may delegate its powers to conduct the daily management and affairs of the Company and the representation of the Company for such daily management and affairs to any member or members of the Board of Directors, managers or other officers who need not be shareholders of the Company, including under the form of an Executive Committee, under such terms and with such powers as the Board of Directors shall determine.
The Board of Directors may also delegate its powers to conduct daily management to a management committee or a management director (directeur général) in accordance with and subject to the provisions of Article 60-1 of the Law. The Board of Directors is authorized to determine the conditions of their appointment, removal, remuneration (if any), duration of mandate and decision-making process. The Board of Directors shall supervise the management committee, if any, and the management director, if any. The members of the management committee and management director, if any, shall comply with the conflicts of interest procedure provided for by Article 60-2 of the Law as well as with the confidentiality obligations provided for by Article 66 of the Law.
The Board of Directors may also confer certain special powers and duties to any member(s) of the Board of Directors or any other person(s), who need not be a Director or shareholder of the Company, acting alone or jointly, under such terms as the Board shall determine.
If the Board of Directors delegates its powers to conduct daily management as permitted by these Articles, then the Board of Directors must report each year to the annual general meeting on the salary, fees and any advantages granted to the delegate(s).
Art. 17. Representation of the Company. The Company will be bound towards third parties by:

•	The joint signature of any two Directors;

•	The individual signature of the member(s) of a management committee, if such committee has been formed by the Board of Directors; and

•	The signature of a management director, if one has been appointed by the Board of Directors;

•
The individual signature of any other person to whom the Board has delegated the daily management of the Company in accordance with this Article, and then only within the scope of the daily management.

•	The individual signature of any person(s) to whom signing authority has been delegated by the Board of Directors;
Art. 18. Conflict of Interests. No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company have a personal interest in, or are a director, associate, member, officer or employee of such other company or firm. Except as otherwise provided for hereafter, any Director or officer of the Company who serves as a director, associate, member, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering and voting or acting upon any matters with respect to such contract or other business.
Notwithstanding the above, in the event that any Director or officer of the Company has any personal interest in any transaction of the Company, other than transactions concluded under normal conditions and falling within the scope of the day-to-day management of the Company, he or she shall make known to the Board of Directors (if any) such personal interest and shall not consider or vote on any such transaction, and such transaction and such Director's or officer's interest therein shall be reported to the next general meeting of shareholders.
The Company shall indemnify (or as the case may be advance to) any Director or officer, and his or her heirs, executors and administrators, against expenses and costs (including reasonable lawyers' fees) reasonably incurred by him in connection with any action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, except in relation to matters as to which he or she shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or wilful misconduct; in the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which he or she may be entitled.
Art. 19. Auditors. The Company’s operations will be overseen by one or more supervisory auditors (commissaire(s) aux comptes) and, to the extent required by applicable law, rules and regulations, by one or more independent statutory auditors (réviseur(s) d'entreprises).
The auditors will be elected by the general meeting of shareholders by a simple majority of votes present or represented at the meeting, which will determine their number, for a period not exceeding six years. They will hold office until their successors are elected. They shall be eligible for re-election, but they may be removed at any time, with or without cause, by a resolution adopted by a simple majority of votes present or represented at the meeting.
Chapter IV. Meetings of Shareholders
Art. 20. Annual General Meeting. The annual general meeting will be held in accordance with provisions of Article 70 of the Law at the registered office of the Company or at such other place as may be specified in the convening notice and at such time as specified in the convening notice of the meeting.
If such day is a public holiday, the meeting will be held on the next following business day.
Art. 21. Other General Meetings of Shareholders. The Board of Directors may convene other general meetings. Such meetings must be convened if shareholders representing at least ten percent (10%) of the Company's share capital so require in writing with an indication of the agenda of the upcoming meeting. If the general meeting is not held within one month of the scheduled date, it may be convened by an agent designated by the presiding judge of the Tribunal d'Arrondissement dealing with commercial matters and hearing interim relief matters, upon the request of one or more shareholders representing the ten percent (10%) threshold. General meetings of shareholders, including the annual general meeting, may be held abroad if, in the discretion of the Board of Directors, circumstances of force majeure so require.
Art. 22. Powers of the Meeting of Shareholders. Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders.
Subject to all the other powers reserved to the Board of Directors or by the Law or the Articles, the general meeting of shareholders has the broadest powers to adopt, carry out or ratify any act relating to the operations of the Company.
The shareholders shall neither participate in nor interfere with the management of the Company.
In accordance with the provisions of Article 67 (8), paragraph 1 of the Law, the Board of Directors shall be authorized to suspend the voting rights of the shareholders who fail to comply with their obligations under these Articles or the provisions of any agreement which may be entered into among the shareholders from time to time.
Art. 23. Procedure, Vote. The general meeting of shareholders will meet upon call by the Board of Directors or the auditor(s) made in compliance with Luxembourg law and the present Articles.
The record date for general meetings shall be set by the Board of Directors before the date of the general meeting (the "Record Date").
Shareholders shall notify the Company of their intention to participate in the general meeting in writing by post or electronic means at the postal or electronic address indicated in the convening notice, no later than the day determined by the Board of Directors, which may not be earlier than the Record Date, indicated in the convening notice.
The documents required to be submitted to the shareholders in connection with the general meeting shall be posted on the Company's corporate website or available for inspection at the Company’s registered offices, as may be required by applicable law.
The convening notice sent to the shareholders in accordance with the Law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.
A shareholder may act at any meeting of shareholders by appointing in writing, whether in original or by electronic means (valid under Luxembourg law), as his or her proxy another person who need not be a shareholder and by notifying such appointment by post or by electronic means at the postal or electronic address indicated in the convening notice.
The Board of Directors may determine all other conditions that must be fulfilled in order to take part in a general meeting of shareholders.
Except as otherwise required by the Law or by the present Articles, all other resolutions will be taken by a simple majority of votes irrespective of the number of Shares present or represented at the meeting.
When organizing a general meeting, the Board of Directors may in its sole discretion allow the following forms of participation by electronic means: (i) real time transmission of the general meeting; (ii) real time two-way communication enabling shareholders to address the general meeting from a remote location; or (iii) a mechanism for casting votes, whether before or during the general meeting, without the need to appoint a proxyholder physically present at the meeting.
The Board of Directors may also determine that shareholders may vote from a remote location by correspondence, by completing a voting form provided by the Company which includes the following information:

•	The name, address and any other pertinent information concerning the shareholder.

•	The number of votes the shareholder wishes to cast, the direction of his or her votes, or his or her abstention.

•	The agenda of the meeting including the draft of resolutions.

•
The option to vote by proxy for any new resolution or any modification of the resolutions properly submitted to the general meeting between the date the shareholder submits his or her form through the meeting date.

•	The signature of the shareholder.
A shareholder using a voting form and who is not directly recorded in the register of shareholders must annex to the voting form a confirmation of his or her shareholding as of the Record Date as provided in these Articles. Once submitted to the Company, voting forms can neither be retrieved nor cancelled, except that if a shareholder has included a proxy to vote in the circumstances contemplated in the fourth bullet point above, then the shareholder may cancel such proxy or give new voting instructions with regard to the relevant items by written notice as described in the convening notice, before the date specified in the voting form.
Any shareholder who participates in a general meeting of the Company by the forgoing means shall be deemed to be present, shall be counted when determining a quorum and shall be entitled to vote on all agenda items of the general meeting.
The Board of Directors may adopt any regulations and rules concerning the participation of shareholders at general meetings in accordance with the Law, including with respect to ensuring the identification of shareholders and proxyholders and the safety of electronic communications.
Any resolution whose purpose is to amend the present Articles, to change the nationality or whose adoption is subject by virtue of these Articles or, as the case may be, the Law to the quorum and majority rules set for the amendment of the Articles will be taken by two-thirds of shareholders representing at least half of the issued share capital of the Company.
The commitments of the shareholders may be increased only with the unanimous consent of the shareholders.
Shareholders representing at least ten percent (10%) of the Company's share capital may request in writing that additional items be included on the agenda of any general meeting. Such request shall be addressed to the registered office of the Company by registered letter at least five (5) days before the date on which the general meeting shall be held.
If all the shareholders are present or represented at a general meeting of shareholders and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice. One vote is attached to each Share.

Copies or extracts of the minutes of the resolutions passed by the general meeting of shareholders shall be certified by the Chairman or by the Secretary.
Chapter V. Financial Year, Distribution of Profits
Art. 24. Financial Year. The Company's financial year begins on the first day of the month of January and ends on the last day of the month of December every year.
Art. 25. Adoption of Financial Statements. At the end of each financial year, the accounts are closed and the Board of Directors draws up an inventory of assets and liabilities, the balance sheet and the profit and loss account, in accordance with the Law.
The balance sheet and the profit and loss account are submitted to the general meeting of shareholders for approval.
Art. 26. Appropriation of Profits. From the annual net profits of the Company, five percent (5%) shall be allocated to the reserve required by the Law. That allocation will cease to be required as soon and as long as such reserve amounts to ten percent (10%) of the issued share capital of the Company.
Upon recommendation of the Board of Directors, the general meeting of shareholders shall determine how the remainder of the annual net profits will be disposed. It may decide to allocate the whole or part of the remainder to a reserve or to a provision reserve, to carry it forward to the next following financial year or to distribute it to the shareholder(s) as dividends.
Subject to the conditions fixed by the Law and these Articles, the Board of Directors may pay interim dividends. The Board of Directors fixes the amount and the date of payment of any such interim dividends. Any share premium, assimilated premiums and other distributable reserves may be freely distributed to the shareholders (also via an interim dividend) by a resolution of the shareholders or the Board of Directors, subject to the provisions of the Law and these Articles.
Chapter VI. Dissolution, Liquidation of the Company
Art. 27. Dissolution, Liquidation. Upon the affirmative proposal of the Board of Directors, the Company may be dissolved by a decision of the general meeting of shareholders voting with the same quorum and majority as for the amendment of these Articles, unless otherwise provided by the Law.
Should the Company be dissolved, the liquidation will be carried out by one or more liquidators (who may be physical persons or legal entities) appointed by the general meeting of shareholders, which will determine their powers and their compensation.

After payment of all the debts of and charges against the Company and of the expenses of liquidation, the net assets shall be distributed equally to the shareholders pro rata to the number of the Shares held by them.
Application for dissolution of the Company for just cause may however be made to the court. Except in the case of dissolution by court order, dissolution of the Company may take place only pursuant to a resolution adopted by the shareholders' meeting in accordance with Articles 22 and 23.
Chapter VII. Applicable Law
Art. 28. Applicable Law. All matters not governed by these Articles shall be determined in accordance with applicable Luxembourg Law.